Filed Pursuant to Rule 424(b)(5)
                                                  Registration Nos. 333-65178
                                                                    333-65178-01
                                                                    333-65178-02
                                                                    333-65178-03


           Prospectus Supplement to Prospectus dated August 7, 2001.

                                  $250,000,000
                     SOUTHERN COMPANY CAPITAL FUNDING, INC.

               Series C 5.75% Senior Notes due November 15, 2015

                    Fully and Unconditionally Guaranteed By

                            (Southern Company Logo)
                             ---------------------
The Series C Senior Notes bear interest at the rate of 5.75% per year. Interest on the Series C Senior Notes is payable semiannually on May 15 and November 15 of each year, beginning May 15, 2006. The Series C Senior Notes will mature on November 15, 2015. The Series C Senior Notes do not have the benefit of any sinking fund.

Southern Company Capital Funding, Inc. may redeem the Series C Senior Notes, in whole or in part, at any time and from time to time on or after November 15, 2010, at a price equal to 100% of the principal amount of Series C Senior Notes to be redeemed, together with accrued and unpaid interest to the redemption date, as described under the caption "Description of the Series C Senior
Notes -- Redemption."

The Southern Company will unconditionally and irrevocably guarantee the due and punctual payment of principal, premium, if any, and interest on the Series C Senior Notes. The Series C Senior Notes Guarantee will be unsecured and will rank equally with all of The Southern Company's other unsecured indebtedness from time to time outstanding and will be effectively subordinated to all secured debt of The Southern Company. The Series C Senior Notes will be issued only in registered form in denominations of $1,000 and any integral multiple thereof.

See "Risk Factors" on page S-1 for a description of certain risks associated with investing in the Series C Senior Notes.
                             ---------------------
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.
                             ---------------------

                                                              Per Senior Note         Total
                                                              ---------------      ------------
Initial public offering price...............................      100.00%          $250,000,000
Underwriting discount.......................................        0.65%          $  1,625,000
Proceeds, before expenses, to The Southern Company..........       99.35%          $248,375,000

The public offering price set forth above does not include accrued interest, if any. Interest on the Series C Senior Notes will accrue from the date of original issuance of the Series C Senior Notes, expected to be November 16, 2005.
                             ---------------------
The Underwriters expect to deliver the Series C Senior Notes in book-entry form only through The Depository Trust Company against payment in New York, New York on November 16, 2005.

Sole Book-Running Manager    Joint Lead Manager
LEHMAN BROTHERS                WACHOVIA SECURITIES

MORGAN KEEGAN & COMPANY, INC.
                   LASALLE CAPITAL MARKETS
                                     SUNTRUST ROBINSON HUMPHREY
                                                  BLAYLOCK & COMPANY, INC.
                             ---------------------

Prospectus Supplement dated November 8, 2005.

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

     We are offering to sell the Series C Senior Notes only in places where sales are permitted.

     You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, including information incorporated by reference, is accurate as of any date other than its respective date.

                             ---------------------

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT           PAGE
        ---------------------           ----
Risk Factors..........................   S-1
The Southern Company..................   S-1
Southern Company Capital Funding,
  Inc. ...............................   S-1
Selected Financial Information........   S-2
Use of Proceeds.......................   S-3
Description of the Series C Senior
  Notes...............................   S-3
Description of the Series C Senior
  Notes Guarantee.....................   S-6
Underwriting..........................   S-7
Experts...............................   S-8

              PROSPECTUS                PAGE
              ----------                ----
ABOUT THIS PROSPECTUS.................     2
AVAILABLE INFORMATION.................     2
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................     3
THE SOUTHERN COMPANY..................     3
SOUTHERN COMPANY CAPITAL FUNDING,
  INC. ...............................     3
THE TRUSTS............................     4
ACCOUNTING TREATMENT OF THE TRUSTS....     4
CERTAIN RATIOS........................     5
USE OF PROCEEDS.......................     5
DESCRIPTION OF THE SENIOR NOTES.......     5
DESCRIPTION OF THE SENIOR NOTES
  GUARANTEES..........................     9
DESCRIPTION OF THE JUNIOR SUBORDINATED
  NOTES...............................     9
DESCRIPTION OF THE JUNIOR SUBORDINATED
  NOTES GUARANTEES....................    15
DESCRIPTION OF THE PREFERRED
  SECURITIES..........................    15
DESCRIPTION OF THE PREFERRED
  SECURITIES GUARANTEES...............    16
RELATIONSHIP AMONG THE PREFERRED
  SECURITIES, THE JUNIOR SUBORDINATED
  NOTES, THE PREFERRED SECURITIES
  GUARANTEES AND THE JUNIOR
  SUBORDINATED NOTES GUARANTEES.......    18
PLAN OF DISTRIBUTION..................    19
LEGAL MATTERS.........................    20
EXPERTS...............................    20

                                  RISK FACTORS

     Investing in the Series C Senior Notes involves risk. Please see the risk factors in The Southern Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, along with disclosure related to the risk factors contained in The Southern Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, which are all incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to The Southern Company or that The Southern Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series C Senior Notes.

                              THE SOUTHERN COMPANY

     The Southern Company ("Southern") was incorporated under the laws of Delaware on November 9, 1945. Southern is domesticated under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of Southern are located at 270 Peachtree Street, N.W., Atlanta, Georgia 30303, and the telephone number is
(404) 506-5000.

                     SOUTHERN COMPANY CAPITAL FUNDING, INC.

     Southern Company Capital Funding, Inc. ("Capital") was established to obtain financing for Southern and direct and indirect subsidiaries of Southern other than the operating affiliates. Capital does not and will not engage in business activities other than such financing.

     Capital was incorporated under the laws of Delaware on January 24, 1997 and is an indirect wholly-owned subsidiary of Southern. The principal executive offices of Capital are located at 1403 Foulk Road, Suite 102, Wilmington, Delaware 19803, and the telephone number is (302) 478-3473.

                         SELECTED FINANCIAL INFORMATION

     The following selected financial information of Southern for the years ended December 31, 2000 through December 31, 2004 has been derived from Southern's audited financial statements and related notes and the unaudited selected financial data, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial information for the nine months ended September 30, 2005 has been derived from Southern's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                       NINE MONTHS
                                              YEAR ENDED DECEMBER 31,                     ENDED
                                ---------------------------------------------------   SEPTEMBER 30,
                                 2000      2001      2002      2003        2004          2005(1)
                                -------   -------   -------   -------   -----------   -------------
                                             (MILLIONS, EXCEPT RATIOS)
Operating Revenues............  $10,066   $10,155   $10,514   $11,186     $11,902        $10,387
Earnings from Continuing
  Operations Before Income
  Taxes.......................    1,582     1,677     1,846     2,086       2,119          2,002
Earnings from Continuing
  Operations..................      994     1,120     1,318     1,474       1,532          1,432
Net Income....................    1,313     1,262     1,318     1,474       1,532          1,432
Ratio of Earnings to Fixed
  Charges(2)..................     2.87      3.25      3.73      4.05        4.14           4.57

                                                                   CAPITALIZATION
                                                              AS OF SEPTEMBER 30, 2005
                                                              -------------------------
                                                              ACTUAL    AS ADJUSTED(3)
                                                              -------   ---------------
                                                                  (MILLIONS, EXCEPT
                                                                    PERCENTAGES)
Common Stock Equity.........................................  $10,816   $10,816    44.1%
Non-Cumulative Preference Stock.............................       --        55     0.2
Cumulative Preferred Stock..................................      516       512     2.1
Non-Cumulative Preferred Stock..............................       44        44     0.2
Senior Notes................................................    7,869     8,119    33.1
Long-Term Debt Payable to Affiliated Trusts.................    1,961     1,961     8.0
Other Long-Term Debt........................................    3,025     3,025    12.3
                                                              -------   -------   -----
  Total, excluding amounts due within one year of $919
     million................................................  $24,231   $24,532   100.0%
                                                              =======   =======   =====

---------------

(1) Due to the seasonal variations in the demand for energy, operating results for the nine months ended September 30, 2005 do not necessarily indicate operating results for the entire year.
(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Interest expense to affiliate trusts," "Distributions on mandatorily redeemable preferred securities" plus the debt portion of allowance for funds used during construction.
(3) Reflects (i) the redemption in October 2005 by Gulf Power Company of 12,503 shares ($1,250,300 aggregate par value) of its 4.64% Series Preferred Stock (Par Value $100 Per Share); (ii) the redemption in October 2005 by Gulf Power Company of 13,574 shares ($1,357,400 aggregate par value) of its 5.16% Series Preferred Stock (Par Value $100 Per Share); (iii) the redemption in

    October 2005 by Gulf Power Company of 16,284 shares ($1,628,400 aggregate par value) of its 5.44% Series Preferred Stock (Par Value $100 Per Share);
    (iv) the proposed issuance in November 2005 by Gulf Power Company of 550,000 shares ($55,000,000 aggregate par value) of Preference Stock, Non-cumulative, Par Value $100 Per Share; and (v) the proposed issuance of the Series C Senior Notes offered hereby.

                                USE OF PROCEEDS

     The proceeds from the sale of the Series C Senior Notes will be remitted to Southern and applied by Southern to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $452,600,000 as of November 8, 2005.

                    DESCRIPTION OF THE SERIES C SENIOR NOTES

     Set forth below is a description of the specific terms of the Series C 5.75% Senior Notes due November 15, 2015 (the "Series C Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture, dated as of February 1, 2002, as supplemented (the "Senior Note Indenture"), among Capital, Southern, as guarantor, and The Bank of New York, as trustee (the "Senior Note Indenture Trustee").

GENERAL

     The Series C Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series C Senior Notes will initially be issued in the aggregate principal amount of $250,000,000. Capital may, without the consent of the holders of the Series C Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series C Senior Notes, except for the public offering price and issue date. Any additional notes having such similar terms, together with the Series C Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

     The entire principal amount of the Series C Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 15, 2015. The Series C Senior Notes are not subject to any sinking fund provision. The Series C Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

INTEREST

     Each Series C Senior Note shall bear interest at the rate of 5.75% per annum (the "Securities Rate") from the date of original issuance, payable semiannually in arrears on May 15 and November 15 of each year to the person in whose name such Series C Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business
Day). The initial Interest Payment Date is May 15, 2006. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series C Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or a Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed, or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

RANKING

     The Series C Senior Notes will be direct, unsecured and unsubordinated obligations of Capital ranking equally with all other unsecured and unsubordinated obligations of Capital. The Series C Senior Notes will be effectively subordinated to all secured debt of Capital. At September 30, 2005, Capital had no outstanding secured debt. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by Capital.

REDEMPTION

     Capital shall have the right to redeem the Series C Senior Notes, in whole or in part, without premium, at any time and from time to time, on or after November 15, 2010, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date (the "Redemption Date").

     If notice of redemption is given as aforesaid, the Series C Senior Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless Capital shall default in the payment of the Redemption Price and accrued interest) such Series C Senior Notes shall cease to bear interest. If any Series C Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the Securities Rate. See "Description of the Senior Notes -- Events of Default" in the accompanying Prospectus.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), Southern, Capital or their affiliates may, at any time and from time to time, purchase outstanding Series C Senior Notes by tender, in the open market or by private agreement.

SERIES C SENIOR NOTES GUARANTEE

     Pursuant to the Subordinated Note Indenture, Southern will irrevocably and unconditionally guarantee the Series C Senior Notes as described under "Description of the Series C Senior Notes Guarantee."

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities depository for the Series C Senior Notes. The Series C Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series C Senior Notes certificates will be issued, representing in the aggregate the total principal amount of the Series C Senior Notes, and will be deposited with the Senior Note Indenture Trustee on behalf of DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and

Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of
DTCC), as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's, a division of The McGraw Hill Companies, Inc., highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

     Purchases of Series C Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series C Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series C Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series C Senior Notes. Transfers of ownership interests in the Series C Senior Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series C Senior Notes, except in the event that use of the book-entry system for the Series C Senior Notes is discontinued.

     To facilitate subsequent transfers, all Series C Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series C Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series C Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series C Senior Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Redemption notices shall be sent to DTC. If less than all of the Series C Senior Notes are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such Series C Senior Notes to be redeemed.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Although voting with respect to the Series C Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Series C Senior Notes. Under its usual procedures, DTC mails an Omnibus Proxy to Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series C Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Series C Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detailed information from Capital or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Direct or Indirect Participant and not of DTC, Capital or Southern, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of a global Series C Senior Note will not be entitled to receive physical delivery of Series C Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series C Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series C Senior Note.

     DTC may discontinue providing its services as securities depository with respect to the Series C Senior Notes at any time by giving reasonable notice to Capital. Under such circumstances, in the event that a successor securities depository is not obtained, Series C Senior Notes certificates will be printed and delivered to the holders of record. Additionally, Capital and Southern may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Series C Senior Notes. Capital and Southern understand, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the decision of Capital and Southern, but will only withdraw beneficial interests from a global Series C Senior Note at the request of each Direct or Indirect Participant. In that event, certificates for the Series C Senior Notes will be printed and delivered to the applicable Direct or Indirect Participant.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Capital and Southern believe to be reliable, but Capital and Southern take no responsibility for the accuracy thereof. Capital and Southern have no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

               DESCRIPTION OF THE SERIES C SENIOR NOTES GUARANTEE

     Pursuant to the Senior Note Indenture, Southern will irrevocably and unconditionally guarantee the due and punctual payment of principal, premium, if any, and interest on the Series C Senior Notes when and as the same shall become due and payable, at maturity or otherwise. The Series C Senior Notes Guarantee will constitute a direct, unsecured and unsubordinated obligation of Southern and will rank equally with all other unsecured and unsubordinated debt that may be issued by Southern. The Series C Senior Notes Guarantee will be effectively subordinated to all secured debt of Southern. As of September 30, 2005, Southern had no secured debt outstanding. Since Southern is a holding company, the right of Southern and, hence, the right of creditors of Southern (including holders of Series C Senior Notes) to participate in any distribution of the assets of any subsidiary of Southern, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors of each such subsidiary.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, Southern and Capital have agreed to sell to each of the Underwriters named below and each of the Underwriters severally has agreed to purchase the principal amount of Series C Senior Notes set forth opposite its name below:

                                                                 PRINCIPAL
                                                                 AMOUNT OF
                                                              SERIES C SENIOR
UNDERWRITERS                                                       NOTES
------------                                                  ----------------
Lehman Brothers Inc. .......................................    $100,000,000
Wachovia Capital Markets, LLC ..............................      87,500,000
Morgan Keegan & Company, Inc. ..............................      33,525,000
LaSalle Financial Services, Inc. ...........................      12,725,000
SunTrust Capital Markets, Inc. .............................      11,525,000
Blaylock & Company, Inc. ...................................       4,725,000
                                                                ------------
     Total..................................................    $250,000,000
                                                                ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series C Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Series C Senior Notes if any are taken.

     The Underwriters propose initially to offer all or part of the Series C Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series C Senior Notes to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the Series C Senior Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.20% of the principal amount of the Series C Senior Notes. After the initial public offering, the public offering price and other selling terms may be changed.

     The Series C Senior Notes will not have an established trading market when issued. There can be no assurance of a secondary market for the Series C Senior Notes or the continued liquidity of such market if one develops. It is not anticipated that the Series C Senior Notes will be listed on any securities exchange.

     The underwriting discount to be paid to the Underwriters by Southern in connection with this offering will be 0.65% per Series C Senior Note, for a total of $1,625,000. In addition, Southern estimates that it will incur other offering expenses of approximately $315,000.

     Southern and Capital have agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of or otherwise dispose of any Series C Senior Notes, any security convertible into or exchangeable into or exercisable for Series C Senior Notes or any debt securities substantially similar to the Series C Senior Notes (except for the Series C Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of Lehman Brothers Inc., as representative of the several Underwriters. This agreement does not apply to issuances of commercial paper or other debt securities with scheduled maturities of less than one year.

     In order to facilitate the offering of the Series C Senior Notes, the Underwriters or their affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the Series C Senior Notes. Specifically, the Underwriters or their affiliates may over-allot in connection with this offering, creating short positions in the Series C Senior Notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the Series C Senior Notes, the Underwriters or their affiliates may bid for and purchase Series C Senior Notes in the open market. Finally, the Underwriters or their affiliates may reclaim any selling concessions allowed to a dealer for distributing Series C Senior Notes in this offering if the Underwriters or their affiliates repurchase previously distributed Series C Senior Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Series C Senior Notes above independent market levels. The

Underwriters or their affiliates are not required to engage in these activities and may end any of these activities at any time without notice.

     Certain of the Underwriters will make the Series C Senior Notes available for distribution on the internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between such Underwriters and their customers and is not a party to this offering. Such Underwriters do not believe that Market Axess Inc. will function as an underwriter or agent of this offering, nor do they believe that Market Axess Inc. will act as a broker for any customer of such Underwriters. Market Axess Inc. is a registered broker-dealer and will receive compensation from such Underwriters based on transactions such Underwriters conduct through the system. Such Underwriters will make the Series C Senior Notes available to their customers through internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

     Neither Capital, Southern nor any Underwriter makes any representation or prediction as the direction or magnitude of any effect that the transactions described above may have on the price of the Series C Senior Notes. In addition, neither Capital, Southern nor any Underwriter makes any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice.

     It is expected that delivery of the Series C Senior Notes will be made, against payment for the Series C Senior Notes, on or about November 16, 2005, which will be the fifth business day following the date of pricing of the Series C Senior Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series C Senior Notes who wish to trade the Series C Senior Notes on the date of this Prospectus Supplement or the next succeeding business day will be required, because the Series C Senior Notes initially will settle within five business days (T+5), to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Series C Senior Notes who wish to trade on the date of this Prospectus Supplement or the next succeeding business day should consult their own legal advisors.

     Southern and Capital have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters and their affiliates engage in transactions with and perform services for Southern and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with Southern or its affiliates.

                                    EXPERTS

     The financial statements, the related financial statement schedules and management's report on the effectiveness of internal control over financial reporting incorporated in this Prospectus Supplement by reference from Southern's Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to Southern's change in its method of accounting for asset retirement obligations) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  $250,000,000

                                SOUTHERN COMPANY
                             CAPITAL FUNDING, INC.

                             Series C 5.75% Senior
                          Notes due November 15, 2015

                    Fully and unconditionally guaranteed by

                             ----------------------

                            (Southern Company Logo)

                             ----------------------

                                LEHMAN BROTHERS
                              WACHOVIA SECURITIES
                         MORGAN KEEGAN & COMPANY, INC.
                            LASALLE CAPITAL MARKETS
                           SUNTRUST ROBINSON HUMPHREY
                            BLAYLOCK & COMPANY, INC.